Exhibit 99.1

Diplomat Announces 1st Quarter Financial Results

1st Quarter Revenue Increased 8%, Net Income Attributable to Diplomat of $4.4 Million, Adjusted EBITDA of $26.8 Million

FLINT, Mich., May 8, 2017 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter ended March 31, 2017.  All comparisons, unless otherwise noted, are to the quarter ended March 31, 2016.

First Quarter 2017 Highlights include:

•                  Revenue of $1,079 million, compared to $996 million, an increase of 8%

•                  Total prescriptions dispensed of 220,000, compared to 232,000

•                  Gross margin of 7.9% versus 8.0%

•                  Gross profit per prescription dispensed of $383, compared to $332

•                  Net income attributable to Diplomat of $4.4 million, compared to $15.4 million

•                  Adjusted EBITDA of $26.8 million, compared to $29.0 million

•                  Adjusted EBITDA margin of 2.5% versus 2.9%

•                  EPS of $0.06 per diluted common share versus $0.23

•                  Adjusted EPS of $0.19 versus $0.23

Phil Hagerman, CEO and Chairman of Diplomat, commented “Our financial results in the first quarter of 2017 were in-line with our expectations. Diplomat’s high-touch, high-service model serves as a competitive advantage in the growing trend of independent specialty pharmacies leading smaller limited distribution panels. We further expanded our hub and pharma service offering through the acquisition of WRB Communications, Inc., and firmly believe these services will prove to be highly complementary to our core specialty pharmacy business.” Mr. Hagerman continued, “I’m also incredibly pleased with the additions we’ve made to the Diplomat team, including our new chief financial officer and treasurer, Atul Kavthekar, and our new board members.”

First Quarter Financial Summary:

Revenue for the first quarter of 2017 was $1,079 million, compared to $996 million in the first quarter of 2016, an increase of $83 million or 8%.  The increase was driven by approximately $116 million of revenue from our acquisitions, approximately $74 million from the impact of manufacturer price increases, and approximately $48 million from drugs that were new in the past year.  These increases were partially offset by a decrease due to contracts that were not renewed as well as a decrease in hepatitis C versus the prior year period.  Our revenue increase year over year, excluding the impact of the contract losses was $198 million or 22%.

Gross profit in the first quarter of 2017 was $85.0 million and generated a 7.9% gross margin, compared to $79.2 million and 8.0% in the first quarter of 2016.  The gross margin decline in the quarter was primarily due to an increase in direct and indirect remuneration (“DIR”) fees versus the first quarter of 2016.  The decline was also attributable to a continued shift in mix towards higher priced but lower percent margin drugs.  These margin declines were partially offset by the impact of manufacturer price increases in the first quarter of 2017 versus the prior year period.

Selling, general, and administrative expenses (“SG&A”) for the first quarter of 2017 were $76.5 million, an increase of $22.3 million, compared to $54.2 million in the first quarter of 2016.  This increase is primarily driven by the non-repeat of a favorable $9.1 million Q1 2016 change in the fair value of contingent consideration associated with our acquisitions during Q1 2016.  We also experienced an increase of $5.9 million related to employee cost, including employee cost for our acquired entities.  The increased employee expense was attributable to the increased clinical and administrative complexity generally associated with our infusion business as well as the mix of our other business.  Also contributing to the SG&A expense increase was a $3.6 million increase in amortization expense from definite-lived intangible assets associated with our acquired entities.  We also experienced increases in other SG&A; including freight, insurance, and other miscellaneous expenses.  As a percentage of revenue, SG&A, excluding change in fair value of contingent consideration was 7.1% for the three months ended March 31, 2017, compared to 6.4% in the prior year period.  This increase is primarily attributable to the increase in acquisition related amortization and the increased operating complexity associated with both our acquisitions and new drugs.

Net income attributable to Diplomat for the first quarter of 2017 was $4.4 million compared to $15.4 million in the first quarter of 2016.  This decrease was primarily driven by the revenue, gross profit, and SG&A explanations above. Adjusted EBITDA for the first quarter of 2017 was $26.8 million compared to $29.0 million in the first quarter of 2016, a decrease of $2.2 million.

Earnings per share for the first quarter of 2017 was $0.07, compared to $0.24 for the first quarter of 2016.  On a diluted basis, earnings per share was $0.06 in the first quarter of 2017, compared to $0.23 in the prior year period.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.19 in the first quarter of this year compared to $0.23 in the first quarter of 2016.

2017 Financial Outlook

For the full-year 2017, we are maintaining our previous financial guidance:

•                  Revenue between $4.3 and $4.7 billion

•                  Net income attributable to Diplomat between $6.5 and $15.5 million

•                  Adjusted EBITDA between $95 and $103 million

•                  Diluted EPS between $0.09 and $0.23

•                  Adjusted EPS between $0.54 and $0.70

Our EPS and Adjusted EPS expectations assume approximately 68,600,000 weighted average common shares outstanding on a diluted basis and a tax rate of 35% and 40%, for the high and low of the range, respectively, for the full year 2017, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its first quarter performance this evening, May 8, 2017, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 6760661 approximately 15 minutes prior to the call.  A live webcast and transcript of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payors, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets, or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income (loss) attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Diplomat can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss) attributable to Diplomat, Adjusted EBITDA, EPS, Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the non-transparent methodology used to calculate such fees; the outcome of material legal proceedings related to direct and indirect remuneration fees; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and two pharmaceutical manufacturers; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; managing recent turnover among key employees; potential disruption to our workforce and operations due to recent cost savings and restructuring initiatives; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

INVESTOR CONTACT:

Bob East, Westwicke Partners

443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and equivalents	$16,581	$7,953
Accounts receivable, net	255,461	275,568
Inventories	200,286	215,351
Prepaid expenses and other current assets	7,378	6,235
Total current assets	479,706	505,107
Property and equipment, net	19,923	20,372
Capitalized software for internal use, net	46,838	50,247
Goodwill	336,775	316,616
Definite-lived intangible assets, net	197,638	199,862
Deferred income taxes	4,263	6,010
Other noncurrent assets	1,045	1,040
Total assets	$1,086,188	$1,099,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$301,392	$320,684
Borrowings on line of credit	5,718	39,255
Short-term debt, including current portion of long-term debt	9,925	7,500
Accrued expenses:
Compensation and benefits	7,905	5,674
Other	14,279	12,233
Total current liabilities	339,219	385,346
Long-term debt, less current portion	121,514	100,184
Contingent consideration	3,735	—
Total liabilities	464,468	485,530

Commitments and contingencies

Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 67,164,606 and 66,764,999 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively)	507,381	503,828
Additional paid-in capital	33,486	33,268
Retained earnings	80,673	76,306
Total Diplomat Pharmacy shareholders’ equity	621,540	613,402
Noncontrolling interests	180	322
Total shareholders’ equity	621,720	613,724
Total liabilities and shareholders’ equity	$1,086,188	$1,099,254

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Net sales	$1,078,740	$995,870
Cost of products sold	(993,691)	(916,632)
Gross profit	85,049	79,238
Selling, general and administrative expenses	(76,501)	(54,194)
Income from operations	8,548	25,044
Other (expense) income:
Interest expense	(2,049)	(1,434)
Other	33	107
Total other expense	(2,016)	(1,327)
Income before income taxes	6,532	23,717
Income tax expense	(2,307)	(8,534)
Net income	4,225	15,183
Less: net loss attributable to noncontrolling interest	(142)	(246)
Net income attributable to Diplomat Pharmacy, Inc.	$4,367	$15,429

Net income per common share:
Basic	$0.07	$0.24
Diluted	$0.06	$0.23

Weighted average common shares outstanding:
Basic	66,886,866	64,539,161
Diluted	67,780,434	67,844,937

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net income	$4,225	$15,183
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,397	10,119
Net provision for doubtful accounts	2,784	2,246
Deferred income tax expense	1,746	7,633
Share-based compensation expense	972	1,503
Amortization of debt issuance costs	297	285
Changes in fair values of contingent consideration	—	(9,071)
Contingent consideration payment	—	(400)
Other	—	1
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	21,406	(15,983)
Inventories	14,819	(14,912)
Accounts payable	(20,640)	(4,881)
Other assets and liabilities	3,289	2,698
Net cash provided by (used in) operating activities	44,295	(5,579)
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(26,532)	—
Expenditures for capitalized software for internal use	(1,285)	(4,432)
Expenditures for property and equipment	(569)	(1,316)
Other	(43)	1
Net cash used in investing activities	(28,429)	(5,747)
Cash flows from financing activities:
Net payments on line of credit	(33,537)	—
Proceeds from long-term debt	25,000	—
Payments on long-term debt	(1,500)	(1,500)
Proceeds from issuance of stock upon stock option exercises	2,799	510
Contingent consideration payment	—	(600)
Net cash used in financing activities	(7,238)	(1,590)
Net increase (decrease) in cash and equivalents	8,628	(12,916)
Cash and equivalents at beginning of period	7,953	27,600
Cash and equivalents at end of period	$16,581	$14,684
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,710	$875
Cash paid for income taxes	117	443

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended March 31,
	2017	2016
	(dollars in thousands) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$4,367	$15,429
Depreciation and amortization	15,397	10,119
Interest expense	2,049	1,434
Income tax expense	2,307	8,534
EBITDA	$24,120	$35,516

Contingent consideration and other merger and acquisition expense	$548	$(8,429)
Share-based compensation expense	972	1,503
Employer payroll taxes - option repurchases and exercises	85	43
Severance and related fees	662	—
Other items	428	387
Adjusted EBITDA	$26,815	$29,020

Adjusted EPS (diluted)

Below is a reconciliation of net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the periods indicated.

	For the three months ended March 31,
	2017	2016
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$4,367	$15,429
Amortization of acquisition-related intangible assets	12,321	8,684
Contingent consideration and other merger and acquisition expense	548	(8,429)
Income tax impact of adjustments	(4,546)	(92)
Adjusted non-GAAP net income	$12,690	$15,592

Net income attributable to Diplomat Pharmacy, Inc.	$0.06	$0.23
Amortization of acquisition-related intangible assets	0.18	0.13
Contingent consideration and other merger and acquisition expense	0.01	(0.12)
Income tax impact of adjustments	(0.06)	(0.01)
Adjusted EPS	$0.19	$0.23

Weighted average common shares outstanding:
Diluted	67,780,434	67,844,937

2017 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA and net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the year ended December 31, 2017.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$6,499	$15,501
Depreciation and amortization	66,951	64,967
Interest expense	6,952	6,030
Income tax expense (1)	4,114	8,169
EBITDA	$84,516	$94,667

Contingent consideration and other merger and acquisition expense (2)	$2,124	$1,469
Share-based compensation expense	6,734	5,760
Employer payroll taxes - option repurchases and exercises	352	109
Severance and related fees	820	597
Other items	687	687
Adjusted EBITDA	$95,233	$103,289

Reconciliation of GAAP to Adjusted Net Income and Adjusted EPS

(dollars in thousands, except per share amounts) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$6,499	$15,501
Amortization of acquisition-related intangible assets	48,653	48,653
Contingent consideration and other merger and acquisition expense (2)	2,124	1,469
Income tax impact of adjustments (1)	(20,311)	(17,543)
Adjusted non-GAAP net income	$36,965	$48,080

Net income attributable to Diplomat Pharmacy, Inc.	$0.10	$0.23
Amortization of acquisition-related intangible assets	0.71	0.71
Contingent consideration and other merger and acquisition expense	0.03	0.02
Income tax impact of adjustments	(0.30)	(0.26)
Adjusted EPS	$0.54	$0.70

(1) Assumes a tax rate of 35 and 40 percent, for the high and low end, respectively.

(2) Our merger and acquisition expense does include continued diligence related to review of acquisition targets.